EXHIBIT 99.1

LOCATION BASED TECHNOLOGIES UPDATES ITS INVESTMENT COMMUNITY

Anaheim, CA.  February 6, 2008.  Location Based Technologies, Inc. (OTCBB:LBAS), recognizes that there has been tremendous volatility in the financial markets and that our company is not yet covered by analysts.  It is in that spirit that we offer an update as to our progress and direction.  Just to summarize a few high level achievements:

•	The PocketFinder® family of products were enthusiastically received at Pepcom’s Digital Experience on January 6th, 2008, at Caesar’s Palace in Las Vegas, NV.
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The size of the PocketFinder® device continues to shrink.  Our silicon board is now at 46mm with the same high level of accuracy, functionality, and features (including the new “impact” sensor built into the device).

•	The battery life for an average user will be 7 to 10 days and is rechargeable.
•	Our retail price point will be under $150.00 with a basic monthly fee of less than $15 for real time look-up capability.
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New “custom labeling” opportunities are just beginning to emerge.  In the past several weeks we have had meetings with global companies representing the wireless carrier industry, a major automobile manufacturer, a major shipping/freight company, and a large media and entertainment provider each of which have unique and specialized applications using the device’s built-in capabilities.  We are encouraged by the interest that these meetings represent although no assurance can be given that any agreements can be reached with any of those companies.

•	Its “simple to use” Internet and phone based interface offers great value and functionality to our real-time personal GPS locator product line and, best of all, ease to the customer.
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Our product remains small, rugged and water tight so that parents or guardians have a reliable tool that enables them to stay connected to their young or disabled children, elderly parents, or pets - from anywhere and at anytime.  Truly, “Your World. Located.”

Our core market remains significant, as we have stated in previous filings with the SEC:

•	There are approximately 38 million children in the US market alone in our prime market.
•	There are almost 70 million pets in the US.
•	There are millions of pieces of luggage that travelers would love to track.

We will not be able to meet the needs and the demands of every market, but we have the willingness to partner with others who have established relationships, distribution networks, and niche markets to expand our reach.

Location Based Technologies, Inc (OTCBB:LBAS) is a developer of  leading edge personal locator devices and services utilizing patented, proprietary technologies to enhance and enrich the lives of families globally.

The news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company’s most recent document filed with the Securities and Exchange Commission.

Company & Press Contact Information	Investor Relations Contact Information
David Morse	Glenn Busch, Northstar Investments
Tel: (800) 615-0869	Tel: (714) 310-8641